Exhibit 99.2

June 30, 2022

Ivanhoe Electric Announces Closing of Initial Public Offering

NEW YORK, New York – Ivanhoe Electric Inc. (“Ivanhoe Electric”), a U.S.-based minerals exploration and development company, announced today the closing of its initial public offering of 14,388,000 shares of its common stock at a price of US$11.75 per share. The gross proceeds from the offering were approximately US$169.1 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Ivanhoe Electric. In addition, Ivanhoe Electric has granted the underwriters a 30-day option to purchase up to an additional 2,158,200 shares of common stock at the initial public offering price, less underwriting discounts and commissions.

The shares commenced trading on the NYSE American and the Toronto Stock Exchange on June 28, 2022 under the ticker symbol “IE”.

Ivanhoe Electric intends to use the net proceeds of the offering to fund certain payments to acquire or maintain its mineral and property rights to its material and key mineral properties, to further its metals exploration activities at all of its mineral properties, to construct and deploy additional sets of its Typhoon™ electrical pulse-powered geophysical surveying transmitter technology, as well as working capital and general and administrative costs.

BMO Capital Markets and Jefferies acted as the lead bookrunners for the offering. J.P. Morgan acted as a joint bookrunner for the offering. Raymond James, RBC Capital Markets and Scotiabank acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from BMO Capital Markets Corp., Attn: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, NY 10036, telephone: (800) 414-3627, email: bmoprospectus@bmo.com; or Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone: 1-877-821-7388 or by email: Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. Ivanhoe Electric has also obtained a receipt for a final base PREP prospectus filed with the securities commissions or similar securities regulatory authorities in each of the provinces of Canada (except Québec). A copy of the U.S. prospectus and supplemented PREP prospectus containing pricing information and other important information relating to the shares of common stock may be obtained from the underwriters at the addresses set out above and are available on the SEDAR website at www.sedar.com and the EDGAR website at www.sec.gov/edgar, as applicable, under Ivanhoe Electric’s profile.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ivanhoe Electric

Ivanhoe Electric is an American technology and mineral exploration company that is re-inventing mining for the electrification of everything by combining advanced mineral exploration technologies, renewable energy storage solutions and electric metals projects predominantly located in the United States. Ivanhoe Electric uses its Typhoon™ transmitter, an accurate and powerful geophysical survey system, together with advanced data analytics provided by its subsidiary, Computational Geosciences, to accelerate and de-risk the mineral exploration process as well as to potentially discover deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. Through its controlling interest in VRB Energy, Ivanhoe Electric also develops and manufactures advanced grid-scale vanadium redox battery storage systems. Finally, through advancing its portfolio of electric metals projects located primarily in the United States, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as projects in Montana, Oregon and North Carolina, Ivanhoe Electric is also well positioned to support American supply chain independence by delivering the critical metals necessary for electrification of the economy.

Media Contact

Evan Young

Vice President, Corporate Development

info@ivanhoeelectric.com

+1-604-689-8765

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the use of proceeds from the offering are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including changes in the prices of copper or other metals Ivanhoe Electric is exploring for, the results of exploration activities, significant risk and hazards associated with mining operations, extensive regulation by the U.S. government as well as local governments; the impact of political, economic and other uncertainties associated with operating in foreign countries, and the impact of the COVID-19 pandemic and the global economy. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements described in Ivanhoe Electric’s registration statement on Form S-1, as amended, filed with the U.S. Securities and Exchange Commission and base PREP prospectus filed with Canadian securities commissions. Ivanhoe Electric expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release. We caution you not to place undue reliance on these forward-looking statements.